Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 22, 2024, relating to the consolidated financial statements of IDEX Corporation and the effectiveness of IDEX Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of IDEX Corporation for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP
Chicago, Illinois
February 23, 2024